UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 23, 2014

Federal National Mortgage Association
(Exact name of registrant as specified in its charter)

Federally chartered corporation	000-50231	52-0883107
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3900 Wisconsin Avenue, NW Washington, DC	20016
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 202-752-7000
(Former name or former address, if changed since last report): ______________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
In October 2013, the Board of Directors of Fannie Mae elected Amy E. Alving to join the Board. In November 2013, Fannie Mae’s Board elected Diane C. Nordin to join the Board. Fannie Mae filed a Current Report on Form 8-K with the Securities and Exchange Commission on October 22, 2013 to report Dr. Alving’s election to the Board and another Form 8-K on November 14, 2013 to report Ms. Nordin’s election. As of the date of those filings, the Board committees on which Dr. Alving and Ms. Nordin would serve had not been determined. Fannie Mae is filing this Form 8-K/A to report that on April 23, 2014 its Board of Directors appointed Dr. Alving and Ms. Nordin to serve on the board committees indicated below in connection with determining committee assignments for all the members of the Board. Effective May 14, 2014, the composition of each of the Board of Directors’ committees will be as follows:
Board of Directors Committee Assignments

Executive Committee Egbert Perry, Chair William Thomas Forrester Brenda Gaines Charlynn Goins Timothy Mayopoulos Jonathan Plutzik David Sidwell	Audit Committee William Thomas Forrester, Chair Brenda Gaines Robert Herz Diane Nordin David Sidwell
Compensation Committee Brenda Gaines, Chair Diane Nordin Jonathan Plutzik David Sidwell	Nominating and Corporate Governance Committee Charlynn Goins, Chair Amy Alving William Thomas Forrester Bart Harvey Robert Herz
Risk Policy and Capital Committee David Sidwell, Chair Amy Alving William Thomas Forrester Charlynn Goins Bart Harvey Diane Nordin Jonathan Plutzik	Strategic Initiatives Committee Jonathan Plutzik, Chair Amy Alving Brenda Gaines Charlynn Goins Bart Harvey Robert Herz

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERAL NATIONAL MORTGAGE ASSOCIATION

By	/s/ Timothy J. Mayopoulos
Timothy J. Mayopoulos
President and Chief Executive Officer
Date: April 29, 2014

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